INVESTMENT MANAGEMENT SERVICES AGREEMENT

         This Agreement dated as of October 14, 2005, is by and between AXP High Yield Tax-Exempt Series, Inc. (the "Corporation"), a Minnesota corporation, on behalf of its underlying series fund, RiverSource Tax-Exempt High Income Fund (the "Fund") and RiverSource Investments, LLC (the "Investment Manager"), a Minnesota limited liability company.

Part One: INVESTMENT MANAGEMENT AND OTHER SERVICES

(1) The Corporation hereby retains the Investment Manager, and the Investment Manager hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish the Corporation continuously with suggested investment planning; to determine, consistent with the Fund's investment objectives and policies, which securities in the Investment Manager's discretion shall be purchased, held or sold and to execute or cause the execution of purchase or sell orders; to prepare and make available to the Fund all necessary research and statistical data in connection therewith; to furnish all services of whatever nature required in connection with the management of the Fund as provided under this Agreement; and to pay such expenses as may be provided for in Part Three; subject always to the direction and control of the Board of Directors (the "Board"), the Executive Committee and the authorized officers of the Corporation. The Investment Manager agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. The Investment Manager agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Investment Manager's performance under this Agreement.

(2) The Investment Manager agrees that the investment planning and investment decisions will be in accordance with general investment policies of the Fund as disclosed to the Investment Manager from time to time by the Fund and as set forth in its prospectus and registration statement filed with the United States Securities and Exchange Commission (the "SEC").

(3) The Investment Manager agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the acquisition or disposition of securities for the Fund.

(4) The Corporation agrees that it will furnish to the Investment Manager any information that the latter may reasonably request with respect to the services performed or to be performed by the Investment Manager under this Agreement.

(5) The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to prior authorization by the Board of appropriate policies and procedures, and subject to termination at any time by the Board, the Investment Manager may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, to the extent authorized by law, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of

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         either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund and other funds for which it acts as Investment Manager.

(6) It is understood and agreed that in furnishing the Fund with the services as herein provided, neither the Investment Manager nor any officer, director or agent thereof shall be held liable to the Fund, shareholders, the Corporation or its creditors for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that the Investment Manager may rely upon information furnished to it reasonably believed to be accurate and reliable.

Part Two: COMPENSATION TO INVESTMENT MANAGER

(1) The Corporation agrees to pay to the Investment Manager on behalf of the Fund, and the Investment Manager covenants and agrees to accept from the Corporation in full payment for the services furnished, a fee based on the net assets of the Fund as set forth in the following table. The asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed. The computation shall be made for each day on the basis of net assets as of the close of business. In the case of the suspension of the computation of net asset value, the fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. Net assets as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

The asset charge shall be based on the net assets of the Fund as set forth in the following table.

                     RiverSource Tax-Exempt High Income Fund
                                Assets       Annual rate at
                              (billions)    each asset level
                             First  $1.0         0.490%
                             Next    1.0         0.465
                             Next    1.0         0.440
                             Next    3.0         0.415
                             Next    3.0         0.390
                             Over    9.0         0.360

(2) The fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, the fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3) The fee provided for hereunder shall be paid in cash by the Corporation to the Investment Manager within five business days after the last day of each month.

Part Three: ALLOCATION OF EXPENSES

(1)      The Corporation agrees to pay:


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         (a)      Fees payable to the Investment Manager for its services under the terms of this Agreement.

         (b)      Taxes.

         (c) Brokerage commissions and charges in connection with the purchase and sale of assets.

         (d)      Custodian fees and charges.

         (e) Fees and charges of its independent certified public accountants for services the Corporation or Fund request.

         (f) Premium on the bond required by Rule 17g-1 under the Investment Company Act of 1940.

         (g) Fees and expenses of attorneys (i) it employs in matters not involving the assertion of a claim by a third party against the Corporation, its directors and officers, (ii) it employs in conjunction with a claim asserted by the Board against the Investment Manager except that the Investment Manager shall reimburse the Corporation for such fees and expenses if it is ultimately determined by a court of competent jurisdiction, or the Investment Manager agrees, that it is liable in whole or in part to the Corporation, and (iii) it employs to assert a claim against a third party.

         (h) Fees paid for the qualification and registration for public sale of the securities of the Fund under the laws of the United States and of the several states in which such securities shall be offered for sale.

         (i)      Fees of consultants employed by the Corporation.

         (j) Directors, officers and employees expenses which shall include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, and all other benefits paid to or provided for directors, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the directors, officers and employees, except the Corporation will not pay any fees or expenses of any person who is an officer or employee of the Investment Manager or its affiliates.

         (k) Filing fees and charges incurred by the Corporation in connection with filing any amendment to its articles of incorporation, or incurred in filing any other document with the State of Minnesota or its political subdivisions.

         (l)      Organizational expenses of the Corporation.

         (m) Expenses incurred in connection with lending portfolio securities of the Fund.

         (n) Expenses properly payable by the Corporation on behalf of the Fund, approved by the Board.

(2) The Investment Manager agrees to pay all expenses associated with the services it provides under the terms of this Agreement.

Part Four: MISCELLANEOUS

(1) The Investment Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Corporation.

(2) A "full business day" shall be as defined in the By-laws of the Corporation.


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(3)      The Corporation recognizes that the Investment Manager now renders and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Fund and that the Investment Manager manages its own investments and/or those of its subsidiaries. The Investment Manager shall be free to render such investment advice and other services and the Corporation hereby consent thereto.

(4) Neither this Agreement nor any transaction made pursuant hereto shall be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Corporation are or may be interested in the Investment Manager or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Investment Manager are or may be interested in the Fund or Corporation as directors, officers, shareholders, or otherwise; or that the Investment Manager or any successor or assignee, is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither the Investment Manager, nor any officer, trustee or employee thereof or of the Corporation, shall sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations or orders of the SEC.

(5) Any notice under this Agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) The Investment Manager agrees that no officer, director or employee of the Investment Manager will deal for or on behalf of the Corporation with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

         (a) Officers, directors or employees of the Investment Manager from having a financial interest in the Fund or in the Investment Manager.

         (b) The purchase of securities for the Fund, or the sale of securities owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of the Investment Manager provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

         (c) Transactions with the Fund by a broker-dealer affiliate of the Investment Manager as may be allowed by rule or order of the SEC, and if made pursuant to procedures adopted by the Board.

(7) The Investment Manager agrees that, except as herein otherwise expressly provided or as may be permitted consistent with the use of a broker-dealer affiliate of the Investment Manager under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this Agreement, make, accept or receive, directly or
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         indirectly,  any fees,  profits  or  emoluments  of any  character  in connection with the purchase or sale of securities (except shares issued by the Fund) or other assets by or for the Fund.

(8)      This Agreement shall be governed by the laws of the State of Minnesota.

Part Five: RENEWAL AND TERMINATION

(1) This Agreement shall continue in effect for two years, or until a new agreement is approved by a vote of the majority of the outstanding shares of the Fund and by vote of the Fund's Board, including the vote required by (b) of this paragraph, and if no new agreement is so approved, this Agreement shall continue from year to year thereafter unless and until terminated by either party as hereinafter provided, except that such continuance shall be specifically approved at least annually (a) by the Board or by a vote of the majority of the outstanding shares of the Fund and (b) by the vote of a majority of the directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the Investment Company Act of 1940, as amended (the "1940 Act").

(2) This Agreement may be terminated by either the Corporation on behalf of the Fund or the Investment Manager at any time by giving the other party 60 days' written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Board or by a vote of the majority of the outstanding voting shares of the respective Fund. The vote of the majority of the outstanding voting shares of the Fund for the purpose of this Part Five shall be the vote at a shareholders' regular meeting, or a special meeting duly called for the purpose, of 67% or more of the Fund's shares present at such meeting if the holders of more than 50% of the outstanding voting shares are present or represented by proxy, or more than 50% of the outstanding voting shares of the Fund, whichever is less.

(3) This Agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act.

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IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.


AXP HIGH YIELD TAX-EXEMPT SERIES, INC.
         RiverSource Tax-Exempt High Income Fund


By:      /s/ Leslie L. Ogg
         -----------------
             Leslie L. Ogg
             Vice President

RIVERSOURCE INVESTMENTS, LLC


By:      /s/ Paula R. Meyer
         ------------------
             Paula R. Meyer
             Senior Vice President